Dice Holdings, Inc. Reports Second Quarter 2014 Results

•	Revenues increased 28% year-over-year to $66.5 million in the second quarter

•	Net income totaled $7.2 million, resulting in earnings per diluted share of $0.13

•	Cash flows from operations totaled $21.3 million during the second quarter

•	Adjusted EBITDA grew 26% year-over-year to $23.2 million (see “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations”)

•	Open WebTM launched in Europe, transforming the recruiting landscape

New York, New York, July 30, 2014 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, today reported financial results for the quarter ended June 30, 2014.
Revenues for the quarter ended June 30, 2014 totaled $66.5 million, an increase of 28% from $52.0 million in the comparable quarter of 2013 due primarily to revenues from businesses acquired within the past year. Overall recruitment activity was fairly consistent in tech, energy, healthcare and hospitality during the second quarter, while activity improved in financial services. The IT Job Board®, acquired in July 2013, HEALTHeCAREERSTM, Hcareers® and BioSpace®, acquired in November 2013, and OilCareers, acquired in March 2014, contributed revenues of $14.0 million in the second quarter.
During the second quarter, the Company launched Open Web in Europe through The IT Job Board and the number of hiring managers and recruiters utilizing Dice’s Open Web continued to increase. Open Web now combines publicly available information from 130 social and professional networks to create an all-in-one candidate profile and a more efficient way to source and connect with candidates.
Operating expenses for the second quarter totaled $53.6 million, an increase of $14.2 million from the comparable quarter of 2013, driven by an increase of $15.8 million from the aforementioned acquisitions, including $3.5 million of amortization. The year-over-year increase in cost of revenues is primarily driven by the Healthcare segment due to royalties paid to healthcare associations which provide traffic and jobs to HEALTHeCAREERS.
The Company’s net income for the quarter ended June 30, 2014 totaled $7.2 million, resulting in diluted earnings per share of $0.13 in the second quarter.
Net cash provided by operating activities totaled $21.3 million for the quarter ended June 30, 2014, as compared to $12.8 million for the quarter ended June 30, 2013.
Adjusted EBITDA for the quarter ended June 30, 2014 increased 26% year-over-year to $23.2 million or 34% of Adjusted Revenues. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations.”

Operating Segment Results
For the quarter ended June 30, 2014, Tech & Clearance segment revenues increased 5% year-over-year to $34.0 million, or 51% of consolidated revenues. The acquisition of The IT Job Board added $2.5 million to Tech & Clearance revenues in the second quarter, while revenues declined year-over-year 3% and 4%, respectively, at Dice and ClearanceJobs.
Finance segment revenues for the second quarter of 2014 increased 6% year-over-year to $9.2 million, with currency translation from pound sterling to U.S. dollars positively impacting revenues by $0.7 million year-over-year in the second quarter.
The Energy segment grew 38% year-over-year to contribute $8.5 million in revenues in the quarter ended June 30, 2014, accounting for 13% of consolidated revenues. Augmenting Rigzone’s organic growth was the acquisition of OilCareers which added $2.0 million in the second quarter.

For the quarter ended June 30, 2014, the Healthcare and Hospitality segments contributed $6.6 million and $3.5 million of consolidated revenues, respectively.

Corporate & Other segment revenues grew 15% to $4.7 million for the quarter ended June 30, 2014 due to improvement at Slashdot Media.

Six Month Operating Results

Revenues for the six months ended June 30, 2014 totaled $127.2 million, an increase of 24% from $102.4 million in the comparable period of 2013.

By segment, Tech & Clearance revenues increased 3% to $66.5 million for the six months ended June 30, 2014, including The IT Job Board acquisition which contributed revenues of $4.5 million in the six months ended June 30, 2014. In the same period, the Finance segment revenues grew 4% to $18.0 million from the six months ended June 30, 2013, including a currency translation benefit of $1.2 million from the comparable 2013 period. Energy segment revenues increased 27% to $14.4 million, including the contribution from OilCareers of $2.3 million. Healthcare and Hospitality contributed revenues of $13.1 million and $6.4 million, respectively, for the first six months of 2014. Corporate & Other revenues increased 8% to $8.8 million.

Net income for the six months ended June 30, 2014 totaled $11.6 million, resulting in diluted earnings per share of $0.21 for the six months ended June 30, 2014.

Net cash provided by operating activities totaled $33.4 million for the six months ended June 30, 2014. Adjusted EBITDA for the six months ended June 30, 2014 increased 19% to $41.8 million from $35.2 million for the same period in 2013. See “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations.”

Balance Sheet
Deferred revenue at June 30, 2014 grew 11% or $8.3 million to $85.7 million from $77.4 million at December 31, 2013. The increase was primarily driven by Dice, eFinancialCareers and Rigzone. The acquisition of OilCareers contributed $1.1 million.

Net Debt, defined as total debt less cash and cash equivalents and investments, was $96.7 million at June 30, 2014, consisting of total debt of $116.8 million minus cash and cash equivalents of $20.1 million. This compares to Net Debt of $103.3 million at March 31, 2014, consisting of total debt of $121.4 million minus cash and cash equivalents and investments of $18.0 million. During the second quarter, the Company repaid $4.6 million of outstanding debt.

The Company purchased 1,578,695 shares of its common stock on the open market during the second quarter of 2014 pursuant to its stock repurchase plan at an average cost of $7.10 per share, for a total cost of approximately $11.2 million.

Management Comments

“We are pleased with our results, advancing on the progress we made in the first three months of the year. There is much more opportunity to leverage our specialty focus with great products and apps, as well as data and analytics to spark stronger future growth in each of our verticals,” said Michael Durney, President and CEO of Dice Holdings, Inc. “Late in the quarter, we expanded the markets Open Web serves to include the UK - transforming the recruiting landscape. We’ve increased the number of information sources for Open Web to 130 from 50, with a continuing focus on our specialty areas. As we build our company, we work every day on making recruiting more efficient and helping professionals make the most of their careers.”

“Our second quarter financial performance was better than we anticipated in April. In our Tech & Clearance segment, we saw signs of stabilization in our recruitment package customer count at Dice,” said John Roberts, CFO. “Our performance in the second quarter again exhibited the strong cash flow nature of our business. Our financial model delivers for shareholders with strong levels of profitability and significant free cash flow, which provides us ample room to reinvigorate our operations by investing for growth and returning cash to shareholders.”

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on its assessment as of July 30, 2014 for the quarter ending September 30, 2014 and the year ending December 31, 2014. The Company’s actual performance will vary based on a number of factors including those that are outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures” and for required reconciliations to the most comparable GAAP measures, see “Supplemental Information and Non-GAAP Reconciliations.”

	Quarter ending September 30, 2014	Year ending December 31, 2014

Revenues	$65.5 - $66.5 mm	$258 - $262 mm

Estimated Contribution by Segment
Tech & Clearance	52%	52%
Finance	14%	14%
Energy	12%	12%
Healthcare	10%	10%
Hospitality	6%	5%
Corporate & Other	6%	7%

Adjusted EBITDA*	$20 - $20.5 mm	$81 - $82 mm
Adjusted EBITDA Margin*	30% - 31%	31%

Depreciation and Amortization	$7 mm	$ 28.5 mm
Non-cash stock compensation expense	$2 mm	$ 8.0 mm
Interest expense, net	$1 mm	$ 4.0 mm
Income taxes	$3.6 - $3.9 mm	$14.2 - $14.9 mm

Net income	$5.9 - $6.1 mm	$23.1 - $23.4 mm

Diluted Earnings per share	$0.11	$0.42 - $0.43

Fully diluted share count	54 mm	54.5 mm

*Estimated Adjusted EBITDA includes an estimated fair value adjustment to deferred revenue of $500,000 and $3 million, respectively, for the quarter ending September 30, 2014 and year ending December 31, 2014. Adjusted EBITDA margin is computed as Adjusted EBITDA divided by Adjusted Revenues (see “Notes Regarding the Use of Non-GAAP Financial Measures” and “Supplemental Information and Non-GAAP Reconciliations.”)

Conference Call Information

The Company will host a conference call to discuss second quarter results today at 8:30 a.m. Eastern Time.  Hosting the call will be Michael P. Durney, President and Chief Executive Officer and John J. Roberts, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-877-270-2148 or for international callers by dialing 1-412-902-6510. Please ask to be joined to the Dice Holdings, Inc. call. A replay will be available one hour after the call and can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers; the replay passcode is 10049491. The replay will be available until August 07, 2014.

The call will also be webcast live from the Company’s website at www.diceholdingsinc.com under the Investor Relations section.

Investor & Media Contact

Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, hospitality and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, Adjusted Revenues, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company’s management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes. The Company has provided required reconciliations to the most comparable GAAP measures in the section entitled “Supplemental Information and Non-GAAP Reconciliations.”
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income plus (to the extent deducted in calculating such net income interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.
Adjusted Revenues
Adjusted Revenues is a non-GAAP metric used by management to measure operating performance. Adjusted Revenues, represents Revenues plus the add back of the fair value adjustment to deferred revenue related to purchase accounting of acquisitions. We consider Adjusted Revenues to be an important measure to evaluate the performance of our acquisitions.
Free Cash Flow
We define free cash flow as net cash provided by operating activities minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period and is adjusted for acquisition related payments within operating cash flows.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company’s filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013

Revenues	$66,544	$52,013	$127,234	$102,448

Operating expenses:
Cost of revenues	9,531	5,636	18,385	10,754
Product development	6,364	5,223	12,767	10,656
Sales and marketing	20,268	16,904	39,286	33,505
General and administrative	10,009	8,083	21,371	16,506
Depreciation	2,896	1,709	5,717	3,366
Amortization of intangible assets	4,443	1,708	8,754	3,409
Change in acquisition related contingencies	45	49	90	96
Total operating expenses	53,556	39,312	106,370	78,292
Operating income	12,988	12,701	20,864	24,156
Interest expense	(1,055)	(344)	(1,948)	(719)
Other income (expense)	(129)	247	(137)	256
Income before income taxes	11,804	12,604	18,779	23,693
Income tax expense	4,596	4,631	7,176	8,645
Net income	$7,208	$7,973	$11,603	$15,048

Basic earnings per share	$0.14	$0.14	$0.22	$0.26
Diluted earnings per share	$0.13	$0.13	$0.21	$0.25

Weighted average basic shares outstanding	52,275	57,833	52,688	57,682
Weighted average diluted shares outstanding	54,190	60,910	54,774	61,002

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended June 30,		For the six months ended June 30,		For the year ended December 31,
	2014	2013	2014	2013	2013
Cash flows from operating activities:
Net income	$7,208	$7,973	$11,603	$15,048	$38,087
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	2,896	1,709	5,717	3,366	5,657
Amortization of intangible assets	4,443	1,708	8,754	3,409	6,654
Deferred income taxes	(1,233)	(403)	(2,685)	(886)	(4,406)
Amortization of deferred financing costs	93	60	185	121	315
Stock based compensation	1,801	2,174	4,147	4,212	6,130
Change in acquisition related contingencies	45	49	90	96	48
Change in accrual for unrecognized tax benefits	127	131	280	(65)	(1,367)
Changes in operating assets and liabilities:
Accounts receivable	5,338	4,183	1,195	6,763	(3,253)
Prepaid expenses and other assets	372	829	(2,172)	(407)	(835)
Accounts payable and accrued expenses	1,146	1,163	(4,616)	1,529	544
Income taxes receivable/payable	1,754	(2,804)	3,923	(2,616)	776
Deferred revenue	(2,659)	(4,029)	6,928	4,119	5,581
Other, net	14	7	16	6	(35)
Net cash flows from operating activities	21,345	12,750	33,365	34,695	54,661
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	(277)	—	(27,001)	—	(30,800)
Purchases of fixed assets	(2,377)	(2,759)	(4,946)	(5,748)	(5,902)
Purchases of investments	—	(3)	—	(3)	(1,744)
Maturities and sales of investments	—	1,709	—	2,194	4,507
Net cash flows from investing activities	(2,654)	(1,053)	(31,947)	(3,557)	(33,939)
Cash flows from financing activities:
Payments on long-term debt	(10,625)	(8,000)	(14,250)	(20,000)	(23,500)
Proceeds from long-term debt	6,000	—	12,000	—	54,500
Payments under stock repurchase plan	(11,675)	(7,240)	(18,547)	(12,356)	(68,220)
Payment of acquisition related contingencies	—	—	(824)	—	(1,557)
Proceeds from stock option exercises	806	374	3,320	2,597	2,474
Purchase of treasury stock related to vested restricted stock	(57)	(32)	(1,111)	(983)	(423)
Excess tax benefit over book expense from stock based compensation	438	256	635	1,245	998
Net cash flows from financing activities	(15,113)	(14,642)	(18,777)	(29,497)	(36,829)
Effect of exchange rate changes	(1,569)	(390)	(1,942)	(1,055)	883
Net change in cash and cash equivalents for the period	2,009	(3,335)	(19,301)	586	(15,224)
Cash and cash equivalents, beginning of period	18,041	43,934	39,351	40,013	55,237
Cash and cash equivalents, end of period	$20,050	$40,599	$20,050	$40,599	$40,013

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	June 30, 2014	December 31, 2013
Current assets
Cash and cash equivalents	$20,050	$39,351
Accounts receivable, net	38,896	37,760
Deferred income taxes - current	1,669	1,399
Income taxes receivable	1,340	2,399
Prepaid and other current assets	4,917	3,739
Total current assets	66,872	84,648
Fixed assets, net	17,506	18,612
Acquired intangible assets, net	90,809	84,905
Goodwill	247,690	230,190
Deferred financing costs, net	1,500	1,685
Other assets	822	601
Total assets	$425,199	$420,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$22,634	$27,468
Deferred revenue	85,728	77,394
Current portion of acquisition related contingencies	9,195	5,751
Current portion of long-term debt	2,500	2,500
Deferred income taxes - current	199	123
Income taxes payable	2,716	400
Total current liabilities	122,972	113,636
Long-term debt	114,250	116,500
Deferred income taxes - non-current	14,626	13,641
Accrual for unrecognized tax benefits	2,898	2,618
Acquisition related contingencies	—	4,042
Other long-term liabilities	2,526	2,392
Total liabilities	257,272	252,829
Total stockholders’ equity	167,927	167,812
Total liabilities and stockholders’ equity	$425,199	$420,641

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the three and six month periods ended June 30, 2014 and 2013 and a balance sheet as of June 30, 2014 and December 31, 2013 are provided elsewhere in this press release.

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended June 30,		For the six months ended June 30,		For the year ended December 31,
	2014	2013	2014	2013	2014
Revenues by Segment (GAAP Revenue)
Tech & Clearance (1)	$34,042	$32,411	$66,485	$64,378	$34,042
Finance	9,235	8,727	18,044	17,335	9,235
Energy (2)	8,501	6,171	14,422	11,372	8,501
Healthcare (3)	6,623	621	13,074	1,197	6,623
Hospitality	3,451	—	6,382	—	3,451
Corporate & Other	4,692	4,083	8,827	8,166	4,692
	$66,544	$52,013	$127,234	$102,448	$66,544
Add back fair value adjustment to deferred revenue
Tech & Clearance	$83	$—	$262	$—	$262
Energy	331	—	457	—
Healthcare	273	—	686	—	686
Hospitality	339	—	863	—	863
	$1,026	$—	$2,268	$—	$1,811
Adjusted Revenues by Segment
Tech & Clearance	$34,125	$32,411	$66,747	$64,378	$66,747
Finance	9,235	8,727	18,044	17,335	18,044
Energy	8,832	6,171	14,879	11,372	14,879
Healthcare	6,896	621	13,760	1,197	13,760
Hospitality	3,790	—	7,245	—	7,245
Corporate & Other	4,692	4,083	8,827	8,166	8,827
	$67,570	$52,013	$129,502	$102,448	$129,502
Reconciliation of Net Income to Adjusted EBITDA:
Net income	$7,208	$7,973	$11,603	$15,048
Interest expense	1,055	344	1,948	719
Income tax expense	4,596	4,631	7,176	8,645
Depreciation	2,896	1,709	5,717	3,366
Amortization of intangible assets	4,443	1,708	8,754	3,409
Change in acquisition related contingencies	45	49	90	96
Non-cash stock compensation expense	1,801	2,174	4,147	4,212
Deferred revenue adjustment	1,026	—	2,268	—
Other	129	(247)	137	(256)
Adjusted EBITDA	$23,199	$18,341	$41,840	$35,239

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$21,345	$12,750	$33,365	$34,695
Interest expense	1,055	344	1,948	719
Amortization of deferred financing costs	(93)	(60)	(185)	(121)
Income tax expense	4,596	4,631	7,176	8,645
Deferred income taxes	1,233	403	2,685	886
Change in accrual for unrecognized tax benefits	(127)	(131)	(280)	65
Change in accounts receivable	(5,338)	(4,183)	(1,195)	(6,763)
Change in deferred revenue	2,659	4,029	(6,928)	(4,119)
Deferred revenue adjustment	1,026	—	2,268	—
Changes in working capital and other	(3,157)	558	2,986	1,232
Adjusted EBITDA	$23,199	$18,341	$41,840	$35,239

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA (CONTINUED)
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2014	2013	2014	2013

Adjusted EBITDA	$23,199	$18,341	$41,840	$35,239
Adjusted EBITDA Margin (4)	34.3%	35.3%	32.3%	34.4%

Calculation of Free Cash Flow
Net cash provided by operating activities	$21,345	$12,750	$33,365	$34,695
Purchases of fixed assets	(2,377)	(2,759)	(4,946)	(5,748)
Free Cash Flow	$18,968	$9,991	$28,419	$28,947

Dice.com Recruitment Package Customers
Beginning of period	8,000	8,650	8,100	8,400
End of period	8,000	8,650	8,000	8,650
Average for the period (5)	8,000	8,650	8,050	8,600

Dice.com Average Monthly Revenue per Recruitment Package Customer (6)	$1,036	$998	$1,029	$995

Segment Definitions:
Tech & Clearance: Dice.com, ClearanceJobs, The IT Job Board (from acquisition, July 2013) and related career fairs
Finance: eFinancialCareers
Energy: Rigzone, OilCareers (from acquisition, March 2014) and related career fairs
Healthcare: Health Callings; HEALTHeCAREERS and BioSpace (both from acquisition, November 2013)
Hospitality: Hcareers (from acquisition, November 2013)
Corporate & Other: Corporate related costs, Slashdot Media and WorkDigital

(1) Includes $2.5 million and $4.5 million of The IT Job Board revenue for the second quarter and six months ended June 30, 2014, respectively.
(2) Includes $2.0 million and $2.3 million of OilCareers revenue for the second quarter and six months ended June 30, 2014, respectively.
(3) Includes $6.1 million and $11.9 million of HEALTHeCAREERS and BioSpace revenue for the second quarter and six months ended June 30, 2014, respectively.
(4) Adjusted EBITDA margin is computed as Adjusted EBITDA divided by Adjusted Revenues.
(5) Reflects the daily average of recruitment package customers during the period.
(6) Reflects simple average of three months in each period.